Exhibit 10.1

Frederick A. Brightbill

31177 North 117th Drive

Peoria AZ 85383

October 30, 2019

Dear Fred,

This letter agreement confirms your employment as Interim Chief Executive Officer (“Interim CEO”) of MasterCraft Boat Holdings, Inc. (the “Company”), effective as of October 30, 2019. As Interim CEO, your employment with the Company will be “at will” and, as such, may be terminated at any time, by either you or the Company, with or without advance notice or cause.

While you are Interim CEO, the Company will continue its search for a permanent Chief Executive Officer.

Beginning October 30, 2019, and so long as you are Interim CEO:

•

The Company will pay (a) a base salary of $50,000 per month, less applicable taxes and withholding, payable in accordance with the Company’s normal payroll cycle (b) a cash bonus of $10,000 per month served as Interim CEO, subject to adjustment by the Compensation Committee based on your performance as Interim CEO, payable at the end of your service as Interim CEO (provided you remain employed by the Company as Interim CEO through the final date established by the Board) and (c) a one-time grant of 15,000 shares of restricted stock (with terms substantially similar to annual director grants, including a one-year vesting period).

•

In addition to your compensation as Interim CEO, you will also continue to receive compensation for your Board and Board Committee service in the amounts consistent with those payable pursuant to the Company’s Non-Employee Director Compensation Policy, subject to applicable taxes and withholding.

•	The Company will reimburse you for all eligible business expenses (including living and travel-related expenses) in accordance with its customary policies and practices.
•	Due to the temporary status of your employment, you will not be entitled to any separation or severance-related pay following your termination of employment as Interim CEO.

Please acknowledge acceptance of the foregoing by executing the letter below and returning it to my attention. Please retain a copy for your records.

Sincerely,

/s/ PETER G. LEEMPUTTE

Peter G. Leemputte

Chair, Compensation Committee